US Foods Holding Corp. 8-K

Exhibit 10.1

November 22, 2022

Mr. David Flitman

Dear David,

On behalf of US Foods Holding Corp. (the “Company” or “US Foods”), I am delighted to confirm the terms of our offer of employment as the Company’s Chief Executive Officer, with a start date on or about January 5, 2023. The key terms of this employment offer are as follows:

Reporting / Nomination to the Board

You will report to the Board of Directors of the Company (the “Board”). Effective as of your start date, you will be appointed as a member of the Board and, during your employment as Chief Executive Officer, you will be renominated for re-election by the stockholders as a continuing director for each Board term thereafter.

Outside Activities

During your employment, you may continue to serve on one outside for-profit board, with the Board’s prior consent, and engage in civic, charitable and similar activities, and manage your personal investments, in each case, so long as none of these activities interfere with your duties to the Company.

Annual Base Salary

Your annual base salary rate will be $1,300,000 to be paid according to the Company’s regular payroll schedule. Your base salary may be increased (not decreased) from time to time in the discretion of the Board.

US Foods Annual Incentive Plan

You will be eligible to participate in the Company’s Annual Incentive Plan (the “AIP”). Your target bonus percentage under the AIP will be 150% of your base salary. Your participation in the AIP will be subject to the terms and conditions of the plan document and the Executive Severance Agreement (below). In the event that the commencement of your employment is on or after January 6, 2023, then any bonus for 2023 will be pro-rated based upon your start date.

Long-Term Equity Incentive Compensation

Commensurate with your level at the Company, commencing with annual grants made to senior executives in 2023, you will be eligible to participate in the Company’s annual long-term incentive (“LTI”) program, subject to the terms and conditions of the Company’s long-term incentive plan, with an aggregate annual grant date value of 555% of your base salary. As a reference, the awards granted under the 2022 LTI program for your role was comprised of 50% Time-Based Restricted Stock Units (“RSUs”), vesting ratably over three years and 50% Performance-based RSUs, cliff vesting after three years. Our expectation for the 2023 LTI program is to follow the 2022 design.

Special, One-time RSU Award

In connection with the commencement of your employment, you will be granted a one-time award of Time-Based RSUs with a grant date value of $10,000,000, effective on the first Monday of the month following the month of your start date. These RSUs will vest ratably over a three-year period on each anniversary of the date of grant, subject to your continued employment with the Company on the applicable vesting date except as otherwise provided in the award agreement. The other terms and conditions of this award will be set forth in an award agreement as agreed in connection with this letter agreement.

9399 West Higgins Road, Suite 100 | Rosemont, IL 60018 | TEL 847-720-8000 | www.usfoods.com

Special, One-time Value Creation Award

In addition, you will receive a one-time grant of Performance-Based RSUs with an aggregate grant date value of $6,000,000 (the “Value Creation Award”) upon your start date. The Value Creation Award will vest in two equal tranches, with the first tranche vesting at the end of a two-year performance period, and the second tranche vesting at the end of a four-year performance period, in each case, if and only if certain stock price goals are met and subject to your continued employment through the end of the applicable performance period, except as otherwise provided in the award agreement. The other terms and conditions of this award will be set forth in an award agreement as agreed in connection with this letter agreement.

You will receive notification and instructions for accepting these awards, from Fidelity, our equity plan administrator once the grants have been processed.

Special, One-time Cash Award

In connection with the commencement of your employment, the Company will make a one-time cash payment to you of $3,000,000 (the “Sign-On Bonus”). You will be required to repay all of your Sign-On Bonus if, prior to the six-month anniversary of your start date, your employment with US Foods is terminated for Cause or you voluntarily terminate your employment with US Foods without Good Reason (and not due to Permanent Disability).

Executive Severance Agreement

The Executive Severance Agreement enclosed with this letter sets forth the severance benefits to which you will be entitled under various termination provisions, including in the event of a qualifying termination in connection with a change in control of the Company, as we have agreed. You and the Company will enter into such agreement on your start date.

Executive Stock Ownership Guidelines

To reinforce the importance of stock ownership and further align our senior leaders’ interests with those of our shareholders, US Foods has adopted stock ownership guidelines. In accordance with our Executive Stock Ownership Guidelines, you will be required to hold US Foods equity having a value equal to 6 times your Annual Base Salary within 5 years of the commencement of your employment. You will receive more information regarding these Guidelines, including the types of equity that count towards meeting your guideline, shortly after your start date.

Annual Executive Allowance

You will receive an annual executive allowance equal to $20,000, payable as soon as practicable following your first 30 days of employment, less applicable withholding taxes. This allowance is intended to defray the cost of expenses such as financial or legal planning, professional organization membership, or executive physicals.

9399 West Higgins Road, Suite 100 | Rosemont, IL 60018 | TEL 847-720-8000 | www.usfoods.com

Location

Your primary work location will be at the Company’s offices in the Chicago, Illinois area. On or before the first anniversary of your start date, you will relocate your personal residence from your current home in Dallas, Texas to South Carolina, and, in connection with such relocation, the Company will reimburse you for your expenses in accordance with the applicable Company policies and procedures. In addition, until the earlier of (i) the first anniversary of your start date and (ii) the date of the closing of the sale of your home in Dallas, Texas (such earlier date, the “Relocation Date”), the Company will reimburse you for your reasonable temporary housing expenses in the Chicago, Illinois area in accordance with the applicable Company policies and procedures. After your start date, the Company will reimburse you for first class commercial air travel between Dallas, Texas (or, after the Relocation Date, South Carolina) and Chicago, Illinois, such expenses to be substantiated in accordance with Company policies and procedures and subject to any applicable vendor arrangements with the Company for executive travel.

Business Expenses

The Company will reimburse you for all business expenses incurred in connection with your employment in accordance with applicable Company policy. During your employment, air travel for business purposes may be via private charter aircraft as you deem from time to time to be most efficient to perform your duties. All commercial air travel for business purposes shall be via first class (or business class for international travel where first class is unavailable).

The Company will pay for your reasonable professional fees incurred to negotiate and prepare this letter agreement and the agreements identified herein.

Health & Welfare and Retirement Benefits

You and your qualifying dependents will be eligible to enroll in the standard health, welfare and retirement benefits made available to all full-time salaried employees of the Company, upon satisfying any applicable eligibility or participation criteria. You will generally become eligible to participate in our group insurance programs on your first day of employment. Your participation in these health, welfare and retirement benefit programs is voluntary and will be subject to the terms and conditions of each plan. A copy of our employee benefits guide is enclosed. Certain participation costs for our employee benefit programs are borne by our employees. Participation in our group insurance programs is subject to the requirements established by the group insurance carriers.

Vacation

You will be entitled to vacation and other paid time-off benefits at levels generally available to other members of the ELT.

Indemnification/D&O Insurance

You will be indemnified and held harmless as an officer, employee and director of the Company (including advances of litigation expenses and attorneys fees, subject to a customary undertaking for repayment to if you are found not to be entitled to indemnification) to the maximum extent permitted under the Company’s charters, by-laws and applicable law. You will be covered as an insured under the contracts of directors and officers liability insurance that insure members of the Board. This paragraph will survive any termination of your employment for any reason and termination of your service as a member of the Board.

Other Terms & Conditions

The compensation and benefits offered in this letter are subject to the terms and conditions of the applicable US Foods plans, programs, and policies. Except as may be provided in the Executive Severance Agreement, nothing in this letter is intended in any way to limit the Company’s right to amend or terminate those plans, programs, or policies.

9399 West Higgins Road, Suite 100 | Rosemont, IL 60018 | TEL 847-720-8000 | www.usfoods.com

To the extent any reimbursements or in-kind benefits due to you under this letter constitute “deferred compensation” under Section 409A of the Internal Revenue Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(l)(iv).

If you accept this offer, you will serve as an at-will employee of US Foods, subject to the provisions of the Executive Severance Agreement. This means that your employment with US Foods will have no specific or definite term, and that either you or the Company may terminate your employment at any time for any reason, or no reason at all, and with or without notice, subject to the provisions of the Executive Severance Agreement.

This letter agreement, the Executive Severance Agreement and the award agreements for the Special One-Time equity awards, comprise the entire understanding between you and the Company concerning your employment with US Foods and do not constitute a guarantee of employment. To the extent any inconsistency between the terms of this letter agreement, on the one hand, and the Executive Severance Agreement or either Special One-Time equity award agreement, on the other hand, such latter agreement shall control. The terms set forth in this letter agreement, as well as the fact and contents of any discussions between us regarding your potential future employment by us, including any information that we may disclose to you about the Company, its business, financial results and future prospects, are strictly confidential and should not be disclosed by you to any other party without our prior written consent or until publicly released by the Company.

This letter agreement may be executed in counterparts, with each such counterpart as an original and all such counterparts taken together shall constitute one and the same instrument.

Again, we are pleased to extend you this offer, and we look forward to the valuable contributions you will make to US Foods. To acknowledge your acceptance of this offer, please sign below and return a copy to me.

Please feel free to contact me if you have any questions. David, on behalf of the entire leadership team at US Foods, I look forward to your acceptance of this offer.

Best regards,

/s/ Bob Dutkowsky

Bob Dutkowsky

Executive Chairman

US Foods Holding Corp.

Accepted By: /s/ David Flitman

         David Flitman

cc:    Cheryl Bachelder, Compensation and Human Capital Committee Chair

4

9399 West Higgins Road, Suite 100 | Rosemont, IL 60018 | TEL 847-720-8000 | www.usfoods.com